KNIFE RIVER CORPORATION REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

•Double-digit volume and gross profit growth across material product lines
•20% growth in contracting services revenue
•Sequentially increased backlog from the first quarter, to $1.2 billion
•Raised guidance for revenue and aggregate volumes

BISMARCK, N.D. — August 4, 2026 — Knife River Corporation (NYSE: KNF), an aggregates-based, vertically integrated construction materials and contracting services company, today announced financial results for the second quarter ended June 30, 2026.

PERFORMANCE SUMMARY

	Three Months Ended June 30,
(In millions, except per share)	2026	2025	% Change
Revenue	$938.6	$833.8	13%
Net income	$43.9	$50.6	(13)%
Net income margin	4.7%	6.1%

Adjusted EBITDA	$139.7	$140.8	(1)%
Adjusted EBITDA margin	14.9%	16.9%

Net income per share	$0.77	$0.89	(13)%
Note: Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. For more information on all non-GAAP measures and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."

MANAGEMENT COMMENTARY

"During the quarter, we delivered 13% year-over-year revenue growth, including 20% revenue growth in contracting services," said Knife River President and CEO Brian Gray. "That pull-through demand, combined with contributions from acquisitions, helped us generate double-digit volume and gross profit growth across our material product lines. Aggregate pricing also improved by 8% on a product mix-adjusted basis. The fundamentals of our business are strong. During the quarter, headwinds related to energy costs, delayed impact projects, and the type and timing of contracting services impacted Adjusted EBITDA and margins. Last year, we also benefited in the second quarter from $10.3 million in gains on asset sales, compared to just $650,000 this quarter. Despite these factors, we delivered strong operational results year-over-year.

"With the majority of the construction season still ahead of us, we have opportunities to execute on our $1.2 billion contracting services backlog, driving volume and gross profit improvement in all of our product lines," Gray said. "Additionally, we continue to implement our self-help initiatives to improve margins — including price optimization and operational efficiencies.

"The acquisitions we have completed over the last two years also continue to perform as expected, and we have several targets in our pipeline that align with our growth strategy," Gray said. "In addition, we have multiple organic growth projects underway across our footprint, including aggregates reserve expansions designed to strengthen our position, support future earnings growth and create long-term shareholder value."

2026 FINANCIAL GUIDANCE
Knife River expects its full-year 2026 financial results to be in the ranges noted in the following table.

2026 Financial Guidance	Low	High
	(In millions)
Revenue	$3,400.0	$3,600.0
Adjusted EBITDA	$520.0	$560.0
The company further expects:
•Aggregates volumes to increase high-single digits and pricing to increase mid-single digits.
•Ready-mix volumes to increase mid-teens.
•Asphalt volumes to increase high-single digits.
•Depreciation, depletion and amortization to increase mid-teens.

The guidance ranges are based on normal weather, economic and operating conditions, and do not include the expected impact of future acquisitions.

REPORTING SEGMENT PERFORMANCE
West
Alaska, California, Hawaii, Oregon, Washington	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions)
Revenue	$290.4	$317.4	(9)%	$502.2	$525.7	(4)%
EBITDA	$49.2	$60.7	(19)%	$71.4	$85.7	(17)%
EBITDA margin	17.0%	19.1%		14.2%	16.3%
Second quarter revenue decreased 9% year-over-year, primarily due to less available public-agency work in Oregon, as well as delays in Hawaii and Alaska related to project phasing and weather. EBITDA decreased 19% compared to the prior year, reflecting decreased activity and lower-margin contracting services work, partially offset by higher aggregate and ready-mix pricing across the region.

Mountain
Idaho, Montana, Utah, Wyoming	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions)
Revenue	$236.5	$176.1	34%	$317.7	$242.1	31%
EBITDA	$31.0	$30.9	—%	$22.8	$14.6	56%
EBITDA margin	13.1%	17.6%		7.2%	6.0%
Second quarter revenue increased 34% from the prior year, largely driven by an increase in contracting services as well as acquisitions completed in the first quarter. EBITDA was flat, as the revenue growth was primarily offset by the timing of project performance gains and lower-margin contracting services work.

Central
Iowa, Minnesota, North Dakota, South Dakota, Texas	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions)
Revenue	$325.6	$255.2	28%	$426.8	$323.1	32%
EBITDA	$53.6	$44.4	21%	$26.8	$20.1	33%
EBITDA margin	16.5%	17.4%		6.3%	6.2%
Second quarter revenue increased 28% from the prior year, primarily driven by increased volumes across all product lines as well as contributions from the Texcrete acquisition. EBITDA improved 21%, with a majority of the increase being attributed to aggregate sales, as well as higher margins on contracting services work. However, EBITDA margin declined as the prior-year period benefited from $7.9 million of gains on asset sales that did not recur this quarter.

Energy Services
California, Iowa, Nebraska, Oregon, South Dakota, Texas, Washington, Wyoming	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions)
Revenue	$103.0	$97.4	6%	$123.5	$111.3	11%
EBITDA	$19.8	$17.1	16%	$15.2	$9.3	64%
EBITDA margin	19.2%	17.5%		12.3%	8.3%
Second quarter revenue increased 6% from the prior year, driven by increased volumes due to improved market opportunities in California. EBITDA improved 16%, largely because of the increased sales volumes in California, as well as lower railcar maintenance expenses compared to prior year.

CAPITAL ALLOCATION & LIQUIDITY
The company is committed to disciplined capital allocation, including reinvesting to maintain fixed assets, strengthening operations and growing the business.

The company currently estimates total 2026 capital expenditures for maintenance and improvement to be between 5% and 7% of revenue. For the six months ending June 30, 2026, the company spent $90.1 million, largely on the replacement of construction equipment and plant improvements.

Additionally, for the six months ended June 30, 2026, the company spent $244.5 million on growth initiatives, which was comprised of $184.4 million on acquisitions and $60.1 million on aggregate expansions and greenfield projects. For the remainder of 2026, the company expects to spend $76.4 million on organic growth projects. Capital expenditures for future acquisitions and new growth opportunities would be incremental to the outlined capital program. It is anticipated that capital expenditures for the remainder of 2026 will be funded by various sources, including cash from operations and debt.

On May 15, 2026, the company issued an incremental $400 million Term Loan B facility which was used to finance recent acquisitions and growth initiatives previously discussed, repay borrowings under the Revolving Credit Facility, and for working capital and general corporate purposes.

As of June 30, 2026, Knife River had $40.7 million of unrestricted cash and cash equivalents, $1.6 billion of gross debt and $387.2 million of available capacity under its revolving credit facility, net of outstanding letters of credit. Net leverage, defined as the ratio of net debt to trailing-twelve-month Adjusted EBITDA, was 3.2x at June 30, 2026.

SECOND QUARTER 2026 RESULTS CONFERENCE CALL
Knife River will host a conference call at 11 a.m. EDT today to discuss second quarter results and conduct a question-and-answer session. The event will be webcast at investors.kniferiver.com.

To participate in the live call:
•Domestic: 1-585-542-9983
•International: 1-833-461-5787
•Conference ID: 137711168

After the conclusion of the call, an on-demand replay of the webcast will be made available.

ABOUT KNIFE RIVER CORPORATION
Knife River Corporation, a member of the S&P MidCap 400 index, mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. Knife River also performs vertically integrated contracting services, specializing in publicly funded DOT projects and private projects across the industrial, commercial and residential space. For more information about the company, visit www.kniferiver.com.

CORPORATE CONTACTS
IR Contact: Dara Dierks, Vice President of Investor Relations, IR@kniferiver.com
Media Contact: Tony Spilde, Vice President of Communications, Media@kniferiver.com

Knife River Corporation
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(In millions, except per share amounts)
Revenue:
Construction materials	$532.1	$493.6	$794.4	$707.0
Contracting services	406.5	340.2	554.3	480.2
Total revenue	938.6	833.8	1,348.7	1,187.2
Cost of revenue:
Construction materials	400.2	377.1	673.2	610.9
Contracting services	375.6	299.4	515.5	428.7
Total cost of revenue	775.8	676.5	1,188.7	1,039.6
Gross profit	162.8	157.3	160.0	147.6
Selling, general and administrative expenses	81.7	69.2	165.1	142.2
Operating income (loss)	81.1	88.1	(5.1)	5.4
Interest expense	24.5	22.3	45.3	37.6
Other income	3.3	2.2	2.6	6.8
Income (loss) before income taxes	59.9	68.0	(47.8)	(25.4)
Income tax expense (benefit)	16.0	17.4	(12.5)	(7.3)
Net income (loss)	$43.9	$50.6	$(35.3)	$(18.1)

Net income (loss) per share:
Basic	$0.77	$0.89	$(0.62)	$(0.32)
Diluted	$0.77	$0.89	$(0.62)	$(0.32)
Weighted average common shares outstanding:
Basic	56.8	56.7	56.7	56.6
Diluted	56.9	56.9	56.7	56.6

Knife River Corporation
Consolidated Balance Sheets
(Unaudited)
	June 30, 2026	June 30, 2025	December 31, 2025
	(In millions, except shares and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$102.0	$77.7	$123.4
Receivables, net	468.4	428.1	278.1
Contract assets	121.9	64.0	77.5
Inventories	507.3	479.5	435.7
Prepayments and other current assets	72.0	54.0	46.2
Total current assets	1,271.6	1,103.3	960.9
Noncurrent assets:
Net property, plant and equipment	2,176.7	1,924.3	2,028.9
Goodwill	584.0	464.1	519.7
Other intangible assets, net	33.7	38.1	32.7
Operating lease right-of-use assets	51.4	49.1	52.6
Investments and other	60.4	52.6	55.3
Total noncurrent assets	2,906.2	2,528.2	2,689.2
Total assets	$4,177.8	$3,631.5	$3,650.1
Liabilities and Stockholders' Equity
Current liabilities:
Long-term debt - current portion	$17.2	$11.8	$11.7
Accounts payable	228.0	172.1	145.6
Contract liabilities	26.6	36.3	33.8
Accrued compensation	38.4	31.4	44.3
Current operating lease liabilities	16.5	14.3	15.9
Other taxes payable	18.8	18.0	11.3
Accrued interest	11.8	7.7	7.3
Other accrued liabilities	119.9	105.6	108.1
Total current liabilities	477.2	397.2	378.0
Noncurrent liabilities:
Long-term debt	1,600.1	1,341.2	1,153.8
Deferred income taxes	296.5	257.5	287.9
Noncurrent operating lease liabilities	34.8	34.8	36.7
Other	163.3	139.7	152.8
Total liabilities	2,571.9	2,170.4	2,009.2
Commitments and contingencies
Stockholders' equity:
Common stock, 300,000,000 shares authorized, $0.01 par value, 57,194,556 shares issued and 56,763,420 shares outstanding at June 30, 2026; 57,095,301 shares issued and 56,664,165 shares outstanding at June 30, 2025; 57,095,301 shares issued and 56,664,165 shares outstanding at December 31, 2025	0.6	0.6	0.6
Other paid-in capital	629.6	623.9	629.6
Retained earnings	989.3	849.4	1,024.6
Treasury stock held at cost - 431,136 shares	(3.6)	(3.6)	(3.6)
Accumulated other comprehensive loss	(10.0)	(9.2)	(10.3)
Total stockholders' equity	1,605.9	1,461.1	1,640.9
Total liabilities and stockholders' equity	$4,177.8	$3,631.5	$3,650.1

Knife River Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended
	June 30,
	2026	2025
	(In millions)
Operating activities:
Net loss	$(35.3)	$(18.1)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, depletion and amortization	108.5	89.0
Deferred income taxes	0.3	(0.1)
Provision for credit losses	0.7	0.4
Amortization of debt issuance costs	2.0	1.8
Employee stock-based compensation costs	5.4	5.7
Pension and postretirement benefit plan net periodic benefit cost	0.9	0.7
Unrealized gains on investments	(2.3)	(1.1)
Gains on sales of assets	(2.6)	(12.7)
Gains on bargain purchases	(0.2)	(3.6)
Equity in earnings of unconsolidated affiliates	(0.7)	(0.2)
Changes in current assets and liabilities, net of acquisitions:
Receivables	(233.2)	(177.4)
Inventories	(66.2)	(59.9)
Other current assets	(22.5)	(18.1)
Accounts payable	87.6	36.2
Other current liabilities	16.7	(15.6)
Pension and postretirement benefit plan contributions	(0.3)	(0.3)
Other noncurrent changes	7.6	5.5
Net cash used in operating activities	(133.6)	(167.8)
Investing activities:
Capital expenditures	(150.2)	(228.6)
Acquisitions, net of cash acquired	(184.4)	(501.9)
Net proceeds from sale or disposition of property and other	4.8	31.4
Investments	(2.8)	(2.8)
Net cash used in investing activities	(332.6)	(701.9)
Financing activities:
Issuance of long-term debt	461.0	683.0
Repayment of long-term debt	(6.9)	(3.0)
Debt issuance costs	(3.9)	(11.1)
Tax withholding on stock-based compensation	(5.4)	(2.6)
Net cash provided by financing activities	444.8	666.3
Decrease in cash, cash equivalents and restricted cash	(21.4)	(203.4)
Cash, cash equivalents and restricted cash -- beginning of year	123.4	281.1
Cash, cash equivalents and restricted cash -- end of period	$102.0	$77.7

Segment Financial Data and Highlights (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2026		2025		2026		2025
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by segment:
West	$290.4		$317.4		$502.2		$525.7
Mountain	236.5		176.1		317.7		242.1
Central	325.6		255.2		426.8		323.1
Energy Services	103.0		97.4		123.5		111.3
Total segment revenues	955.5		846.1		1,370.2		1,202.2
Corporate Services and Eliminations	(16.9)		(12.3)		(21.5)		(15.0)
Consolidated revenues	$938.6		$833.8		$1,348.7		$1,187.2

EBITDA by segment:
West	$49.2	17.0%	$60.7	19.1%	$71.4	14.2%	$85.7	16.3%
Mountain	31.0	13.1%	30.9	17.6%	22.8	7.2%	14.6	6.0%
Central	53.6	16.5%	44.4	17.4%	26.8	6.3%	20.1	6.2%
Energy Services	19.8	19.2%	17.1	17.5%	15.2	12.3%	9.3	8.3%
Total segment EBITDA (a)	153.6	16.1%	153.1	18.1%	136.2	9.9%	129.7	10.8%
Corporate Services and Eliminations (b)	(13.4)	N.M.	(13.4)	N.M.	(31.4)	N.M.	(31.5)	N.M.
Consolidated EBITDA (a)	$140.2	14.9%	$139.7	16.8%	$104.8	7.8%	$98.2	8.3%
(a)Consolidated EBITDA, total segment EBITDA, Consolidated EBITDA margin and total segment EBITDA margin are non-GAAP financial measures. For more information and a reconciliation to the nearest GAAP measure, see the section entitled "Non-GAAP Financial Measures."
(b)N.M. - not meaningful

The following table summarizes backlog for the company.

	June 30, 2026	June 30, 2025
	(In millions)
West	$235.7	$282.4
Mountain	449.3	483.4
Central	531.0	487.6
	$1,216.0	$1,253.4
Margins on backlog at June 30, 2026, are expected to be slightly lower than the margins on backlog at June 30, 2025. Approximately 85% of the company's contracting services backlog relates to publicly funded projects, including street and highway construction projects. Period over period increases or decreases should not be used as an indicator of future revenues or earnings.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Sales (thousands):
Aggregates (tons)	10,031	8,826	14,909	12,693
Ready-mix concrete (cubic yards)	1,193	1,041	1,917	1,585
Asphalt (tons)	2,030	1,643	2,313	1,842

Average selling price:*
Aggregates (per ton)	$19.41	$18.80	$20.00	$19.49
Ready-mix concrete (per cubic yard)	$198.45	$197.91	$198.95	$198.37
Asphalt (per ton)	$65.77	$67.45	$66.79	$68.92
*The average selling price includes freight and delivery and other revenues.

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2026		2025		2026		2025
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
	(Dollars in millions)
Revenues by product line:
Aggregates	$194.7		$165.9		$298.2		$247.4
Ready-mix concrete	236.7		206.0		381.3		314.4
Asphalt	133.5		110.8		154.5		127.0
Liquid asphalt	91.4		85.9		109.5		98.1
Other*	83.7		79.6		130.3		123.0
Contracting services	406.5		340.2		554.3		480.2
Internal sales	(207.9)		(154.6)		(279.4)		(202.9)
Total revenues	$938.6		$833.8		$1,348.7		$1,187.2

Gross profit by product line:
Aggregates	$38.8	19.9%	$34.6	20.8%	$35.1	11.8%	$28.6	11.6%
Ready-mix concrete	39.1	16.5%	32.4	15.7%	54.6	14.3%	41.1	13.1%
Asphalt	20.9	15.7%	16.8	15.2%	16.0	10.3%	11.2	8.8%
Liquid asphalt	16.5	18.1%	14.9	17.4%	13.7	12.6%	10.7	10.9%
Other*	16.6	19.8%	17.8	22.3%	1.8	1.4%	4.5	3.7%
Contracting services	30.9	7.6%	40.8	12.0%	38.8	7.0%	51.5	10.7%
Total gross profit	$162.8	17.3%	$157.3	18.9%	$160.0	11.9%	$147.6	12.4%
*Other includes cement, merchandise, fabric and spreading, and other products and services that individually are not considered to be a core line of business.

NON-GAAP FINANCIAL MEASURES
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, as well as total segment measures, as applicable, net debt and net leverage are considered non-GAAP measures of financial performance. These non-GAAP financial measures are not measures of financial performance under GAAP. The items excluded from these non-GAAP financial measures are significant components in understanding and assessing financial performance. Therefore, these non-GAAP financial measures should not be considered substitutes for the applicable GAAP metric.
EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin are most directly comparable to the corresponding GAAP measures of net income and net income margin. Net debt and net leverage are most directly comparable to the corresponding GAAP measures of total debt. We believe these non-GAAP financial measures, in addition to corresponding GAAP measures, are useful to investors by providing meaningful information about operational efficiency compared to our peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance by excluding unrealized gains and losses on benefit plan investments, stock-based compensation, and the impact of selling acquired inventory after markup to fair value as part of acquisition accounting, as they are considered non-cash and not part of our core operations. We believe EBITDA and Adjusted EBITDA assist rating agencies and investors in comparing operating performance across operating periods on a consistent basis by excluding items management does not believe are indicative of the company's operating performance, including using EBITDA and Adjusted EBITDA to calculate Knife River’s leverage as a multiple of EBITDA and Adjusted EBITDA. Additionally, EBITDA and Adjusted EBITDA are important financial metrics for debt investors who utilize debt to EBITDA and debt to Adjusted EBITDA ratios. We believe EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, including those measures by segment, are useful performance measures because they provide clarity as to the operational results of the company. Management believes net debt and net leverage are useful performance measures because they provide a measure of how long it would take the company to pay back its debt if net debt and Adjusted EBITDA were constant. Net leverage also allows management to assess our borrowing capacity and optimal leverage ratio. Our management uses these non-GAAP financial measures in conjunction with GAAP results when evaluating our operating results internally and calculating employee incentive compensation, and leverage as a multiple of Adjusted EBITDA to determine the appropriate method of funding our operations.
EBITDA is calculated by adding back income taxes, interest expense (net of interest income) and depreciation, depletion and amortization expense to net income. EBITDA margin is calculated by dividing EBITDA by revenues. Adjusted EBITDA is calculated by adding back unrealized gains and losses on benefit plan investments, stock-based compensation and the impact of selling acquired inventory after markup to fair value as part of acquisition accounting to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenues. Net debt is calculated by adding unamortized debt issuance costs to the total debt balance presented on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing-twelve-month Adjusted EBITDA. These non-GAAP financial measures are calculated the same for both the segment and consolidated metrics and should not be considered as alternatives to, or more meaningful than, GAAP financial measures such as net income, net income margin and total debt and are intended to be helpful supplemental financial measures for investors’ understanding of our operating performance. Our non-GAAP financial measures are not standardized; therefore, it may not be possible to compare these financial measures with other companies’ EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, net debt and net leverage measures having the same or similar names.
The following information reconciles segment and consolidated net income (loss) to EBITDA and Adjusted EBITDA and provides the calculation of EBITDA margin, Adjusted EBITDA margin, net debt and net leverage. Interest expense, net, is net of interest income that is included in other income (expense) on the Consolidated Statements of Operations.

The following table provides the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(In millions)
Net income (loss)	$43.9	$50.6	$(35.3)	$(18.1)
Depreciation, depletion and amortization	56.4	50.2	108.5	88.9
Interest expense, net	23.9	21.5	44.1	34.7
Income taxes	16.0	17.4	(12.5)	(7.3)
EBITDA	$140.2	$139.7	$104.8	$98.2
Unrealized (gains) losses on benefit plan investments	(3.2)	(1.8)	(2.4)	(1.1)
Stock-based compensation expense	2.6	2.9	5.4	5.7
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	0.1	—	0.1	—
Adjusted EBITDA	$139.7	$140.8	$107.9	$102.8

Revenue	$938.6	$833.8	$1,348.7	$1,187.2
Net income (loss) margin	4.7%	6.1%	(2.6)%	(1.5)%
EBITDA margin	14.9%	16.8%	7.8%	8.3%
Adjusted EBITDA margin	14.9%	16.9%	8.0%	8.7%
The following table provides the reconciliation of consolidated net income (loss) to total segment EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(In millions)
Net income (loss)	$43.9	$50.6	$(35.3)	$(18.1)
Depreciation, depletion and amortization	56.4	50.2	108.5	88.9
Interest expense, net	23.9	21.5	44.1	34.7
Income taxes	16.0	17.4	(12.5)	(7.3)
EBITDA	$140.2	$139.7	$104.8	$98.2
Less corporate services EBITDA	(13.4)	(13.4)	(31.4)	(31.5)
Total segment EBITDA	$153.6	$153.1	$136.2	$129.7

The following tables provide the reconciliation of the net leverage calculation of net debt to Adjusted EBITDA.

	Twelve Months Ended June 30, 2026	Six Months Ended June 30, 2026	Twelve Months Ended December 31, 2025	Six Months Ended June 30, 2025
	(In millions)
Net income (loss)	$139.9	$(35.3)	$157.1	$(18.1)
Depreciation, depletion and amortization	213.3	108.5	193.7	88.9
Interest expense, net	86.8	44.1	77.4	34.7
Income taxes	50.9	(12.5)	56.1	(7.3)
EBITDA	$490.9	$104.8	$484.3	$98.2
Unrealized (gains) losses on benefit plan investments	(4.2)	(2.4)	(2.9)	(1.1)
Stock-based compensation expense	11.1	5.4	11.4	5.7
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	3.8	.1	3.7	—
Adjusted EBITDA	$501.6	$107.9	$496.5	$102.8

The following table provides the reconciliation of the net leverage calculation of net debt to Adjusted EBITDA.

	Twelve Months Ended June 30, 2026
	(In millions)
Long-term debt	$1,600.1
Long-term debt - current portion	17.2
Total debt	1,617.3
Add: Unamortized debt issuance costs	17.9
Total debt, gross	1,635.2
Less: Cash and cash equivalents, excluding restricted cash	40.7
Total debt, net	$1,594.5
Trailing-twelve-months ended June 30, 2026, Adjusted EBITDA	$501.6

Net leverage	3.2	x
Knife River’s projections for 2026 Adjusted EBITDA is a non-GAAP financial measure that excludes or otherwise has been adjusted for non-GAAP adjustment items from Knife River’s financial statements. When the company provides its forward-looking 2026 Adjusted EBITDA, it does not provide a reconciliation of these non-GAAP financial measures as Knife River is unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results, including, but not limited to, the potentially high variability, complexity and low visibility with respect to the items that would be excluded from the applicable GAAP measure in the relevant future period, such as unusual gains and losses, the impact and timing of potential acquisitions and divestitures, certain financing costs and other structural changes or their probable significance. Therefore, Knife River is unable to provide a reconciliation of these measures without unreasonable efforts.
FORWARD-LOOKING STATEMENTS
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that its expectations are expressed in good faith and based on reasonable assumptions, there is no assurance the company’s statements with respect to its EDGE strategy, shareholder value creation, financial guidance, expected long-term goals, expected backlog margin, or other proposed strategies will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from those expressed in the forward-looking statements. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.